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                                                                     EXHIBIT 11


               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                    Three months ended
                                                         March 31,
                                                    ------------------
                                                     1999        1998
                                                    ------      ------
Net earnings, basic basis ......................... $2,796      $1,132
                                                    ======      ======
Weighted average basic shares .....................  6,007       2,911
                                                    ------      ------
Basic earnings per share .......................... $  .47      $  .39
                                                    ======      ======


Diluted net earning, basic basis .................. $2,796      $1,132
                                                    ======      ======
Weighted average shares outstanding
  during the period, basic basis ..................  6,007       2,911

Effect of dilutive options ........................    132         217
                                                    ------      ------
Weighted average shares outstanding
  during the period, diluted basis ................  6,139       3,128
                                                    ======      ======

Diluted earnings per share ........................ $  .46      $  .36
                                                    ======      ======


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